Exhibit 10.2

[Genco Shipping Letterhead]

                            September 21, 2007

Mr. John C. Wobensmith
Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, NY  10171

Dear Mr. Wobensmith:

The purpose of this letter is to set forth the agreement (this "Agreement") with respect to the terms of your continued employment by Genco Shipping & Trading Limited. (“Genco” or the “Company”).  As used in this Agreement, the term “Genco Group” means and includes the Company and each of its subsidiaries and controlled affiliates and joint ventures from time to time.  It is agreed as follows:

1.  Subject to the terms and conditions of this Agreement, Genco agrees to continue to employ you and you agree to continue to be employed by Genco, effective September 21, 2007 (the “Effective Date”).

2.  Subject to the terms and conditions of this Agreement, your employment with Genco shall be for an initial term of two (2) years from the date of this Agreement (the “Term”).  Unless either party provides at least ninety (90) days written notice to the other prior to the expiration of the Term of its intent not to extend this Agreement, the Term shall be automatically extended for a period of one-year, and the same procedure shall apply each year successively.   The terms and conditions of this Agreement shall remain in force during the Term.  Any failure to renew this Agreement on the Company’s part shall be a termination without Cause and the terms of Section 6(c) below shall apply.

3.  During the Term, your titles shall be Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer and/or such other titles of a senior executive nature as the Board of Directors may assign to you.  You shall report to the Board of Directors.  You shall have such specific duties, responsibilities and authority (including without limitation service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Genco  Group, without additional compensation) as may be assigned to you by the Board of Directors of Genco, and in the absence of such assignment, such duties, responsibilities and authority as are customary to your positions.

4.  During your employment, you shall devote your full business time, attention, energy and best efforts to the business and affairs of Genco (and the members of the Genco Group to the extent requested pursuant to Section 3 above).  You shall abide by all applicable policies of the Company and the Genco Group from time to time in effect known to you or provided to you electronically or in writing.  You agree that you shall not engage in or be interested in any capacity in any activity that is contrary to the interest of Genco, or that is reasonably deemed by Genco to be harmful to Genco’s business interests, unless such activity is fully disclosed and approved in writing prior to the undertaking by the Board of Directors of Genco.   To the extent consistent with your duties and responsibilities hereunder, you may (a) engage in charitable, educational and community affairs, including serving on the board of directors of any charitable, educational or community organization, (b) manage your own passive investments, (c) upon approval of the Board of Directors of the Company or a committee thereof, serve as a director of another company and (d) engage in activities approved by the Board of Directors.

5.     (a)    In consideration of your services, you shall be paid an annualized base salary of $300,000 during your employment (“Base Salary”), payable in accordance with Genco’s normal payroll practices.  Your Base Salary shall be reviewed annually by Genco’s Compensation Committee, and may be subject to increase, but not decrease, during the Term.

(b)    In addition, you shall be eligible to receive annual discretionary bonus compensation.  The amount of such bonus, if any, shall be in the Compensation Committee’s sole discretion.

(c)    You shall be eligible to receive Restricted Stock and other equity grants from time to time pursuant to the Company’s 2005 Equity Incentive Plan, as amended from time to time, or any successor employee stock incentive or option plan in accordance with the terms and conditions thereof.

(d)    You shall be entitled to four (4) weeks paid vacation per calendar year.  You shall also be entitled to employee benefits on the same basis as those benefits are made available to other Genco employees in comparable positions.  Genco will also bear the cost, up to $20,000 per annum during the Term, of long-term disability coverage and life insurance for your benefit .

(e)    Genco will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary out-of-pocket business expenses as may be incurred by you during your employment in the performance of your duties and responsibilities for any member of the Genco Group.  You will provide documentation of such expenses as reasonably required under standard Company policies from time to time.

(f)    Genco will also reimburse you for reasonable legal fees incurred by you in the negotiation of this Agreement up to $25,000.

(g)    All salary and other payments by Genco are subject to all required withholdings and such deductions as you may instruct Genco to take.

6.     (a)    Genco may immediately terminate your employment for Cause (as defined herein).  In such event, or if you resign (other than for Good Reason or Disability (as defined below)) or retire as an employee of Genco, the obligations of Genco shall cease immediately and you shall not be entitled to any further payments of any kind except for (i) an amount equal to your accrued but unpaid Base Salary through the Termination Date (as defined below in Section

6(e)); (ii) any amounts owing to you but not yet paid, including without limitation, any bonus payments awarded for any performance period that has ended and any business expenses required to be reimbursed under Section 5(e), and (iii) other payments entitlements and benefits, if any, in accordance with applicable plans, programs, arrangements of, or any agreement, including this Agreement, with the Company or any affiliate.  For purposes of this Agreement, Cause shall include:

(i)	any act or failure to act by you involving fraud, material theft or embezzlement;

(ii)	conviction of (or a plea of nolo contendere to) a crime that constitutes a felony or other crime involving moral turpitude, in either case within the meaning of applicable law;

(iii)
in carrying out your duties for the Company, you engage in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material economic harm to the Company; or

(iv)
failure or refusal to perform or observe any of your material duties, responsibilities or obligations set forth in this Agreement or your failure to follow the directions of an officer of Genco to whom you report or of the Board of Directors.

Notwithstanding anything herein to the contrary, your employment shall not be terminated for Cause under Section 6(a)(i), (iii) or (iv) above unless you are given notice by the Company of circumstances constituting the basis for such termination and, if such circumstances are curable, for thirty (30) days after receipt of such notice you have failed to cure them.

(b)           In the event of your death, or termination of your employment due to Disability (as defined below), the Company will pay to you (or your estate or legal representative, as the case may be) in a lump sum within thirty (30) days after the Termination Date, an amount equal to the sum of (i) Base Salary plus a Pro-rata Bonus (as defined below in Section 6(c)) through the Termination Date and (ii) one year’s Base Salary and shall provide you and your eligible dependents in the case of Disability continued medical, dental, long-term disability and life insurance at the Company’s cost, for a period of twelve (12) months from the Termination Date to the extent available under the Company’s applicable plans or programs.  In addition, the Company agrees that your rights under COBRA to continued medical and dental coverage shall be deemed to commence after the expiration of the 12-month period described above, so long as the Company’s policies allow such a commencement.  Finally, you (or your estate or legal representative, as the case may be) shall be entitled to any amounts owing to you but not  yet paid, including without limitation, any bonus payments awarded for any performance period that has ended and any business expenses required to be reimbursed under Section 5(e) as well as any payments, entitlements and benefits, if any, in accordance with applicable plans, programs, arrangements, or any agreement, including this Agreement, with, the Company or any affiliate.

For purposes of this Agreement, “Disability” shall mean your inability to perform your duties and responsibilities as contemplated under this Agreement for a period of more than 180 consecutive days, or for a period aggregating more than 240 days, whether or not continuous, during any 360-day period, due to physical or mental incapacity or impairment as determined in accordance herewith.  A determination of Disability will be made by a physician satisfactory to both you and the Company; provided that if you and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on you and the Company.  You, your legal representative or any adult member of your immediate family shall have the right to present to the Company and such physician such information and arguments on your behalf as you or they deem appropriate, including the opinion of your personal physician.  Should your employment be terminated due to Disability, all base salary and other compensation otherwise due to you hereunder shall be continued through the date on which your employment is terminated for Disability.

(c)           In the event of your resignation for Good Reason, or in the event that your employment is terminated by Genco, other than in accordance with Section 6(a) or (b), you shall be entitled to receive (i) your Base Salary through the Termination Date; (ii)  a lump sum payment equal in amount to double your annualized base salary, as determined on the Termination Date, less all deductions and withholdings; (iii) a lump sum payment equal to double the average of your three (3) prior years’ Annual Incentive Award (or, if applicable, such lesser period that you were employed by the Company) payable within twenty (20) days of your termination date and (iv) a pro-rata Bonus for the year in which the Termination Date occurs equal to the amount by which (x) the amount determined by multiplying the average Annual Incentive Award granted to you during the three years preceding the year in which the Termination Date occurs (or, if applicable, such lesser period that you were employed by the Company) by a fraction, the numerator of which is the number of days you were employed by the Company during the year of termination and the denominator of which is 365 exceeds (y) the value of any Annual Incentive Award granted or paid to you in respect of the year of termination (“Pro-rata Bonus”) payable within twenty (20) days of your termination date.  For purposes of this Agreement, “Annual Incentive Award” for any year shall mean the cash bonus earned by you for such year, including any amounts deferred.  In addition, with respect to a termination of your employment by you for Good Reason or by the Company without Cause (other than due to your death or Disability) upon or within two years of a Change of Control, Annual Incentive Award shall also include the value on the date of grant of any equity awards granted to you for such year which for stock options shall be the Black-Sholes value.  For the avoidance of doubt, your Annual Incentive Award for 2005 shall not include the grant of 32,262 shares of restricted stock made to you on October 31, 2005.  In any event, for purposes of this Section 6(c), your Annual Incentive Award for 2005 and 2006 shall be deemed to be not less than $500,000 for each of 2005 and 2006; and your restricted stock awards for 2005 and 2006 (exclusive of the initial grant of 32, 262 shares), which were 15,000 shares for 2005 and 20,000 shares for 2006, shall each be deemed to be valued at not less than $475,000.  In addition, you shall be entitled to any amounts owing to you but not yet paid, including without limitation, any bonus payments awarded for any performance period that has ended and any business expenses required to be reimbursed under Section 5(e), as well as any other payments, entitlements and benefits, if any, in accordance with applicable plans, programs, arrangements of, or any agreement, including this Agreement, with, the Company or any affiliate, payable within twenty (20) days of  your termination.  Additionally, Genco shall provide you with coverages under any Genco Group medical, dental, long-term disability or life insurance benefit plan or program in which you participated immediately prior to such termination or any replacement plan or program (so long as such coverage is available under the Company’s applicable plans or programs) for a period of 24 months following the Termination Date.  Finally, the Company agrees that your rights under COBRA to continued medical and dental coverage shall be deemed to commence after the expiration of such 24-month period, so long as the Company’s policies allow such a commencement.

(d)           Your resignation shall be deemed to be for “Good Reason” if the Company: (i) materially diminishes your authority, duties or responsibilities; (ii) materially diminishes your annualized Base Salary below $300,000 during the Term;  (iii)  materially changes the location of your office and such new location is outside of the borough of Manhattan in New York, New York; or (iv) materially breaches this Agreement.  You will give the Company written notice of your intention to terminate your employment within thirty (30) days of the occurrence of any event constituting Good Reason, and the Company shall have thirty (30) days from the receipt of such notice to cure such event.  Your termination of employment on account of such event must be effective no later than thirty (30) days after the expiration of such cure period.

(e)           For purposes of this Agreement, “Termination Date” shall mean: (i) if your employment is terminated by Genco for Cause, the date of the notice of termination from the Company, provided that if the termination is for Cause pursuant to Section 6(a)(i), (iii) or (iv) of the definition of Cause, then the Termination Date shall be the date on which the applicable cure period lapses if you have not cured; (ii) if your employment is terminated by the Company without Cause or by you without Good Reason (other than for Disability), the date set forth in the notice of termination (which no event shall be earlier than the date such notice is effective); (iii) if your employment is terminated by reason of death, the date of death; (iv) if your employment is terminated upon Disability, 30 days after notice is given by the Company; and (v) if your employment is terminated by you for Good Reason, 30 days after such notice is given unless the Company has cured the grounds for such termination within the applicable cure period.

7.   (a)           Notwithstanding anything in this Agreement to the contrary, if (i) a Change in Control occurs; and (ii) upon the Change in Control or within 2 years thereafter you terminate your employment for Good Reason as defined above or the Company terminates your employment without Cause, you shall be entitled to all the payments, benefits and entitlements as of the Termination Date as set forth in Section 6(c) provided that the multiple in Section 6(c)(ii) and (iii)  shall be triple (not double) and the time period in Section 6(c) shall be 36 months, not 24 months.

For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following:

(i)
any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “1934 Act”), other than Oaktree Capital Management, LLC and its related entities or Peter C. Georgiopoulos, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of (A) thirty percent (30%) or more of the aggregate voting power of the capital stock ordinarily entitled to elect directors of Genco within a 12-month period or (B) more than fifty percent (50%) of such aggregate voting power or of the value of the Genco capital stock; or

(ii)
the sale of all or substantially all of Genco's assets in one or more related transactions within a 12-month period to any person, other than such a sale to (x) a subsidiary of Genco which does not involve a change in the equity holdings of Genco or (y) to an entity which Oaktree Capital Management, LLC or Peter C. Georgiopoulos directly or indirectly controls; or

(iii)
any merger, consolidation, reorganization or similar event of Genco or any of its subsidiaries, as a result of which the holders of the voting stock of Genco immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty percent (50%) of the aggregate voting power of the capital stock of the surviving entity; or

(iv)
a majority of the members of the Board of Directors of Genco is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of Genco’s Board of Directors before the date of such appointment or election.

Notwithstanding the foregoing, for each award subject to Section 409A of the Internal Revenue Code, a Change in Control shall be deemed to occur under this Plan with respect to such award only if a change in the ownership or effective control of Genco or a change in the ownership of a substantial portion of the assets of Genco shall also be deemed to have occurred under Section 409A of the Internal Revenue Code.

(b)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment, benefit or distribution to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) (or any successor provision thereto), or any interest or penalties with respect to such excise tax (other than interest or penalties payable solely as a result of action or inaction by you other than any action or inaction which is at the direction of, or results from a determination by, the inaction which is at the direction of, or results from a determination by, the Firm (as defined below) or the Company) (such tax, together with any such interest and penalties, hereafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (excluding any interest or penalties payable solely as a result of action or inaction by you other than any action or inaction which is at the direction of, or results from a determination by, the Firm or the Company), including any Excise Tax, imposed upon the

Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments (disregarding any Payments made pursuant to this Section 7(b).  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

All determinations required to be made under this Section 7(b), including whether an Excise Tax is payable by you, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment, shall be made by an independent auditor (the “Firm”) selected by you and reasonably acceptable to the Company.  The Firm shall be a nationally-recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way for the Company or any affiliate thereof.  Either the Company or you may request that a determination be made.  The Firm shall submit its determination and detailed supporting calculations to you and the Company as promptly as practicable.  If the Firm determines that any Excise Tax is payable by you and that a Gross-Up Payment is required, the Company shall pay you the required Gross-Up Payment (i) within thirty (30) days of receipt of such determination and calculations or (ii) if later, upon the earlier of (x) the payment to you of any Payment that gives rise to an Excise Tax or (y) the imposition upon you or payment by you of any Excise Tax.  In no event shall the Gross-Up Payment be paid later than December 31 of the year following the year in which you pay the applicable Excise Tax.  If the Firm determines that no Excise Tax is payable by you, it shall, at the same time it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return.  Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon you and the Company.

As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”).  If you thereafter are required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment (if any) that has occurred and submit its determination and detailed supporting calculations to you and the Company as promptly as possible.  Any such Underpayment shall be promptly paid by the Company to you, or for your benefit, within thirty (30) days of receipt of such determination and calculations but in no event later than December 31 of the year following the year in which you pay such Excise Tax.

In the event that the Internal Revenue Service makes any claim, gives notice of any potential claim or institutes a proceeding against you asserting that any Excise Tax or additional Excise Tax is due in respect of the Payments, you shall promptly give the Company notice of any such claim, potential claim or proceeding.  The Company shall have the right to conduct all discussions, negotiations, defenses, actions and proceedings, solely to the extent relating to any Excise Tax payable in respect of the Payments, and you shall cooperate with and assist the

Company, at the Company’s expense, in any such discussions, negotiations, defenses, actions and proceedings, to the extent reasonably requested by the Company.  You will not settle any claim or proceeding relating solely to the Excise Tax payable in respect of the Payments without the consent of the Company, which consent shall not be unreasonably withheld.  You shall file, at the Company’s expense, all requests for refunds of the Gross-Up Amount, or any portion thereof, paid to any taxing authority as shall be reasonably requested by the Company and shall pay over to the Company (net of any tax payable thereon) any such refunds, together with any interest thereon, when and as such refunds and interest are received by you.  All fees and expenses for services in connection with the determinations and calculations contemplated by this Section 7(b), including without limitation the reasonable costs of your own counsel, shall be borne by the Company and shall be paid not later than December 31 of the year following the year in which any such audit is completed or there is a final and nonappealable settlement or other resolution.

8.  You shall have no duty to mitigate the amounts payable to you in the event of the termination of your employment under Sections 6 and 7 or any other amounts, benefits or entitlements payable to you hereunder or otherwise, and such amounts, benefits and entitlements shall not be subject to reduction, offset or repayment for any compensation received by you from employment in any capacity or other source following the termination of your employment with  Genco or on account of any claim the Company or any member of the Genco Group may have against you.

9.  Within fifteen (15) days after the effective date of a merger, consolidation, sale or similar transaction, Genco shall obtain in writing from any successor entity an assumption in writing of Genco’s obligation to perform this Agreement and any other any agreement between you and Genco.

10.  You represent and warrant as follows:

(a)           You are not in breach of any agreement requiring you to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, and that neither the execution of this letter nor the performance by you of your obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement to which you are a party or to which you may be subject;

(b)           You have not taken and will not take any confidential information from any prior employer and will not use any such information in performing your obligations hereunder, but instead will rely on your generalized knowledge and skill in performing your services hereunder; and

(c)  You are not the subject of any investigation by any prior employer; and you are not a party in any litigation or arbitration proceeding related in any way to your current or prior employment.

11.  The Company represents and warrants that as of the date hereof (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the

Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

12.  All notices and consents required or permitted hereunder will be given in writing.  Notices shall be given by personal delivery; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth above or at such other address as may be designated in writing by either party to the other in the manner set forth herein.  Notices which are delivered personally, or by courier as aforesaid, will be effective on the date of delivery.  Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.

13.  (a)           The Genco Group owns and has developed and compiled, and will own, develop and compile, certain techniques, information, and materials tangible or intangible, relating to itself, its customers, suppliers and others, which are secret, proprietary and confidential, and which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information shall not in any event include information which (i) was generally known or generally available to the public or within the relevant trade or industry prior to its disclosure to you or (ii) becomes generally known or generally available to the public or within the relevant trade or industry subsequent to disclosure to you other than due to your breach of your obligations.  Confidential Information includes, but is not limited to, information contained in manuals, documents, computer programs, compilations of technical, financial, legal or other data, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information.

(b)  You acknowledge and agree that in the performance of your duties hereunder the Genco Group will from time to time disclose to you and entrust you with Confidential Information. You also acknowledge and agree that the unauthorized disclosure of Confidential Information obtained by you during your employment, among other things, may be prejudicial to the interests of the Genco Group’s interests and an improper disclosure of trade secrets. Unless Genco otherwise consents, you agree that during the Term hereunder and for three years thereafter you shall not, except as otherwise provided herein, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the ordinary course of your employment, any Confidential Information.  Anything herein to the contrary notwithstanding, the provisions of this Section 13 shall not apply (x) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information or (y) to the extent reasonably necessary to enforce or defend your rights pursuant to this Agreement or any other agreement between you and Genco (provided that in the case of clause (x), unless otherwise prohibited by law, you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information).

(c)  Upon termination of your employment, you shall not retain or take with you any Confidential Information in a Tangible Form (defined below), and you shall as promptly as possible deliver to Genco any Confidential Information in a Tangible Form that you then control, as well as all other Genco Group property, including equipment, documents or other things, that was issued to you or otherwise received or obtained during your employment with Genco that you then control. “Tangible Form” includes information or materials in written or graphic form, on a computer disk or other medium, or otherwise stored in or available through electronic or other form.  Anything herein to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars and Rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes and (iv) copies of plans, programs relating to your employment, or termination thereof, with Genco, provided that you shall provide Genco with a list and, to the extent related to the Genco Group’s business, copies of the foregoing upon request (in which event Genco will keep your confidential personal information confidential in accordance with its customary business practice).

(d)  The provisions of this Section 13 shall survive the termination of the Term.

14.  As part of the consideration for the compensation and benefits paid to you under this Agreement; and to protect the confidential and proprietary information that will be disclosed and entrusted to you, the business good will of the Genco Group that exists and will be developed, and the business opportunities that will be disclosed or entrusted to you by the Genco Group; and as an additional incentive for Genco to enter into this Agreement, the parties agree as follows:

(a)           During the period of your employment, and for two (2) years thereafter, (the “Non-Competition Period”), you agree that you will not, directly or indirectly, have any interest in, manage, operate or be employed in any capacity by any person, firm, corporation, partnership or business (whether as an employee, director, officer, partner, investor, advisor, consultant or otherwise) that engages in the leasing, sale, or chartering of ocean going drybulk vessels.

(b)           During the period of your employment, and for two (2) years thereafter, you agree not to:

(i)
with respect to deals or transactions under consideration at the time you leave the employ of Genco, solicit, induce or encourage any existing or potential client or counterparty of the Genco Group to forego the proposed deal or transaction or to consummate the deal or transaction instead with another firm, company, business, partnership or enterprise, whether you are employed by that entity or not;

(ii)
solicit, or induce or encourage any customer of the Genco Group  which accounted for more than 5% of its revenues during the preceding fiscal year to cease doing business with the Genco Group or reduce the amount of business it does with the Genco Group;

(iii)
hire, solicit, recruit, induce, procure or attempt to hire, solicit, recruit, induce or procure, directly or indirectly, any person who is an employee of the Genco Group or who was such an employee at any time during the final year of your employment;

(iv)	assist in hiring any such person by any other individual, sole proprietorship, firm, company, business, partnership, or other enterprise; or

(v)	encourage any such person to terminate his or her employment, without the express written consent of Genco.

(c)  You acknowledge that the foregoing limitations are reasonable under the circumstances and you represent that your fulfillment of the obligations set forth in this Section shall not cause you any substantial economic hardship or render you unemployable within the applicable industry.  Notwithstanding anything to the contrary in this Agreement, it is agreed that the provisions of Section 14(a) shall not be effective in the event of (i) a Change of Control or (ii) a termination of your employment by the Company without Cause or by you for Good Reason.

(d)  The provisions of this Section 14 shall survive the termination of the Term.

15.  You acknowledge that the Company would sustain irreparable injury in the event of a violation by you of any of the provisions of Sections 13 or 14 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 13 or 14, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.

16.  You agree that, during the Term, the Genco Group will have the right to obtain and maintain life insurance on your life, at its expense, and for its benefit, subject to such aggregate coverage limitation as you and the Company shall agree, your consent not to be unreasonably withheld. You agree to cooperate fully with the Genco Group in obtaining such life insurance, to sign any necessary consents, applications and other related forms or documents and to take any required medical examinations..

17.  (a)           The Company agrees that if you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer, employee, consultant or agent of the Company or are or were serving at the request of, or on behalf of, the Company or any member of the Genco Group as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans and service with respect to any member of the Genco Group, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company, any other member of the Genco Group, or other entity, you shall be indemnified and held harmless by the Company and any other member of the Genco Group to the fullest extent permitted by such entities’ corporate documents, including but not limited to, the Company’s articles of incorporation or by-laws in effect as of the Effective Date (provided that you shall have the benefit of any amendments to such documents after the Effective Date that are favorable to you) and applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable costs and fees incurred in enforcing your rights to indemnification or contribution) incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even though you have ceased to be a director, officer, member, employee, consultant or agent of the Company, any other member of the Genco Group or other entity and shall inure to the benefit of your heirs, executors and administrators.  The Company shall advance to you all costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by you in connection with any Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses.  Such request shall include an undertaking by you to repay the amount of such advance to the extent required by law.

(b)           Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by you under Section 17(a) above that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

 (c)          The Company agrees to continue and maintain a directors’ and officers’ liability  insurance policy covering you at a level, and on terms and conditions, no less favorable to you than the coverage the Company provides other similarly-situated executives  so long as such coverage is available from the carrier and does not increase the cost of such policy by more than 10% per annum until the fifth anniversary of the Termination Date.

 (d)          Nothing in this Section 17 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the corporate documents of the Company or any affiliate, including, but not limited to, the Company’s articles of incorporation or by-laws, or under applicable law.

18.  Subject to your other personal and business commitments and to the extent not inconsistent with your legal position, you agree that both during and after your employment you shall, at the request of the Company, render all reasonable and lawful assistance and perform all reasonable and lawful acts that the Company considers necessary or advisable in connection with any litigation, investigation, proceeding, claim or dispute involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company (“Claims”) to the extent such Claim arose during your employment and relates to the Company.  The Company agrees to reimburse you for your reasonable out-of-pocket expenses (including reasonable travel expenses and attorneys’ fees if you reasonably determine that the matter is of a nature which indicates that you should have separate representation).

19.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  If any dispute should arise concerning this Agreement, the interpretation of the terms of the Agreement or otherwise relating in any way to the terms and conditions of your employment or its termination, including any claim of statutory discrimination, the parties agree to submit the dispute to arbitration before a panel of three (3) neutral arbitrators at the American Arbitration Association (the “AAA”) in New York, New York, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 13 or 14 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction in accordance with Section 15 hereof without any requirement to seek arbitration for such injunction.  For injunctive relief, it is agreed that any court of competent jurisdiction also may entertain an application by either party.  The parties further agree that no demand for punitive damages shall be made in any such arbitration proceeding and that the arbitrators shall not have the power to award punitive damages in any such proceeding.  Any award of the arbitrators shall be final and binding, subject only to such right of review as may be provided under applicable law.   The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found.  The Company consents to the personal jurisdiction of the Courts of the State of New York (including the United States District Court of New York) for purpose of enforcing any arbitral award and the Company further agrees not to interpose any objection for improper venue in any such proceeding.  In the event that you prevail in any claim or proceeding between you and the Company or any affiliate in relation to this Agreement, the Company shall reimburse you for your reasonable costs and expenses (including reasonable attorneys’ fees) incurred by you in pursuing such claim or proceeding.

20.  No failure by either party at any time to give notice of any breach by the other party, or to require compliance with any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar provision or condition at the time or at any prior or subsequent time.  Any waiver to be effective must be in writing and be signed by the party against whom it is being enforced.

21.  Upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration pursuant to the express terms of this Agreement and to the extent necessary to carry out the intentions of the parties as embodied in such rights and obligations.

This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder or until terminated by the consent of both parties.

22.  Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible.  Should the whole or any part or provision of any such separate covenant be held or declared invalid by a court of competent jurisdiction, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid by a court of competent jurisdiction but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

23.  You agree to keep this Agreement confidential and not to disclose its terms to any third parties unless required to do so by law or regulation, without the prior written consent of Genco.  You may, however, disclose the details of your employment and compensation arrangements to your immediate family and to your tax, accounting and legal advisors, provided that you receive their assurance in advance that they will not disclose those matters to any third party.  Nothing in this Agreement, however, shall preclude you from disclosing to potential subsequent employers the existence of this Agreement and the restrictions set forth in Sections 13 and 14.

24.  This Agreement and all rights and obligations hereunder shall be binding upon and shall inure to the benefit of your heirs, executors, representatives and administrators and any successors in interest which may acquire or succeed to all or substantially all of the business and assets of Genco by any means or its assigns.  In that regard, you understand that this Agreement may subsequently be assigned by Genco.  Because of the personal nature of the services to be rendered by you, you may not assign, transfer, pledge, or hypothecate your rights or obligations under this Agreement without the prior written consent of Genco, except that your rights to compensation and benefits may be transferred by will, operation of law, in accordance with applicable law or any applicable plan, policy, program or agreement of the Company or any other member of the Genco Group or in accordance with this Section 24.  In the event of your death or a judicial determination of your incompetence, the compensation, entitlements and benefits due you under this Agreement or otherwise shall be paid to your estate or legal representative or your designated beneficiary or beneficiaries.

25.  This Agreement contains the entire understanding between the parties on the subjects covered herein and supersedes all prior agreements, arrangements and understandings, whether written or oral.  You represent that you have not relied on any statements, oral or written, not contained in this Agreement.  This Agreement may not be amended or otherwise changed orally, but only in a writing signed by both parties.

26.  This Agreement may be signed in separate counterparts, both of which together shall constitute an original instrument.  The parties agree to accept a signed facsimile counterpart of this Agreement as a fully binding original.

27.  You understand that the terms and conditions of your employment by Genco are governed by standard Genco policies.

Please indicate your acceptance of this Agreement by signing and returning a copy of this letter to the undersigned.

            Very truly yours,

            GENCO SHIPPING & TRADING LIMITED

            By:          ___________________________________________
            Robert Gerald Buchanan
            President

ACCEPTED AND AGREED TO:

_____________________________________
John C. Wobensmith

_____________________________________
Date